Exhibit r.1

Code of Ethics

Market Vectors ETF Trust

Van Eck Funds

Van Eck VIP Trust

Van Eck Overland Online Finance Trust

Van Eck Overland Online Finance Fund

Effective: January 1, 2016

TABLE OF CONTENTS

1.	Definitions	3

2.	Introduction	5

3.	Standards of Business Conduct	5

4.	Reporting Requirements	6

5.	Administration of the Code	7

6.	Amendments to the Code	9

7.	Books and Records	9

1. Definitions

1.1	1933 Act is the Securities Act of 1933, as amended.

1.2	1934 Act is the Securities Exchange Act of 1934, as amended.

1.3	1940 Act is the Investment Company Act of 1940, as amended.

1.4	Access Person includes (i) any trustee, director or officer of a Fund; (ii) any employee of a Fund (or of any company in a Control relationship to the Fund), who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of Covered Securities by the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales, and (iii) any natural person in a Control relationship to a Fund who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of Covered Securities by the Fund.

1.5	Adviser is Van Eck Associates Corporation (“VEAC”) or Van Eck Absolute Return Advisers Corporation (“VEARA”), the investment advisers of the Funds, or any affiliated adviser individually or collectively.

1.6	Advisers Act is the Investment Advisers Act of 1940, as amended.

1.7	Beneficial Ownership generally means any interest in a security for which an Access Person or any member of his or her immediate family sharing the same household can directly or indirectly receive a monetary (“pecuniary”) benefit. It shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the 1934 Act in determining whether a person is the beneficial owner of a security for purposes of Section 16 of the 1934 Act and the rules and regulations thereunder.

1.8	Chief Compliance Officer (“CCO”) means singularly or collectively, the Chief Compliance Officer of each of the Trust, VEAC and VEARA appointed pursuant to Rule 206(4)-7 under the Advisers Act and Chief Compliance Officer of the Distributor.

1.9	Control has the same meaning as set forth in Section 2(a)(9) of the 1940 Act.

1.10	Covered Security means a security as defined in Section 2(a)(36) of the 1940 Act and any On-Line Loan, except that it does not include:

(a)	Direct obligations of the Government of the United States;
(b)	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and
(c)	Shares issued by open-end investment companies (mutual funds) registered under the 1940 Act.

1.11	Disinterested Trustee means a trustee of a Fund who is not an interested person of such Fund within the meaning of Section 2(a) (19) of the 1940 Act.

1.12	Distributor is Van Eck Securities Corporation, the distributor and principal underwriter of the Funds.

1.13	Fund means an investment company registered under the 1940 Act that is a series of a Trust.

1.14	Initial Public Offering means an offering of securities registered under the 1933 Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the 1934 Act.

1.15	Interested Trustee means a trustee of a Fund who is an interested person of the Fund within the meaning of Section 2(a) (19) of the 1940 Act.

1.16	Limited Offering means an offering that is exempt from registration under the 1933 Act pursuant to Section 4(a)(2) or 4(a)(5) thereof or Rule 504, 505 or 506 thereunder.

1.17	On-Line Lending Platform means a platform that provides a marketplace for lending, often referred to as “peer-to-peer lending”.

1.18	On-Line Loan means a loan originated on an On-Line Lending Platform.

1.19	Securities Held or to be Acquired means (i) any Covered Security which, within the most recent 15 days (A) is or has been held by a Fund, (B) is being or has been considered by a Fund or its investment adviser for purchase by the Fund, and (ii) any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in (i).

1.20	Trust means either individually or collectively the Market Vectors ETF Trust, Van Eck Funds, Van Eck VIP Trust and Van Eck Overland Online Finance Trust.

1.21	Trustees mean collectively the Disinterested Trustees and Interested Trustees of a Fund.

2. Introduction

This Code of Ethics (the “Code”) has been adopted pursuant to Rule 17j-1 under the 1940 Act and has been approved by the Board of Trustees (the “Board”) of each Trust. The Code contains provisions to prevent Access Persons of the Funds from engaging in fraudulent, deceptive or manipulative acts, practices or courses of business.

This Code applies to Access Persons as defined in the Code. However, an Access Person is not required to comply with the provisions of the Code if such person is separately subject to, and complies with, a code of ethics of the Fund’s adviser, sub-adviser, principal underwriter or contractual service provider that has adopted a written code of ethics containing provisions reasonably designed to prevent such person from engaging in any conduct prohibited by Rule 17j-1 under the 1940 Act and requiring such person to comply with reporting, preapproval and recordkeeping provisions of such rule. Each such code must also be approved by the Board consistent with the requirements set forth in Rule 17j-1(c)(1)(ii) under the 1940 Act.

3. Standards of Business Conduct

3.1 The Code is designed to comply with the regulatory requirements of Section 17(j) of the 1940 Act and regulations promulgated thereunder by the Securities and Exchange Commission. In connection with personal securities transactions and related conduct, Access Persons should:

i.	Place the interests of Fund shareholders first;

ii.	Ensure that all personal securities transactions are conducted consistent with the Code and in a manner to avoid actual or potential conflicts of interest or abuse of an Access Person’s position of trust and responsibility; and

iii.	Not take inappropriate advantage of their position.

3.2 The Code is intended to prevent certain practices by Access Persons in connection with the purchase or sale, directly or indirectly, by such persons of Securities Held or to be Acquired by a Fund. Accordingly, an Access Person may not:

(i) employ any device, scheme or artifice to defraud a Fund;

(ii) make any untrue statement of a material fact to a Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

(iii) engage in any act, practice or course of business that operates or would operate as a fraud or deceit on a Fund; or

(iv) engage in any manipulative practice with respect to a Fund.

4. Reporting Requirements

4.1 Initial and Annual Reporting

•	Within 10 days of becoming an Access Person, and annually thereafter (on such a date chosen by the Chief Compliance Officer) such Access Person shall provide to the Chief Compliance Officer or designee with:

i.	A report listing all Covered Securities in which he or she had any direct or indirect Beneficial Ownership;

ii.	The information in the initial report regarding Covered Securities must be current as of a date no more than 45 days before the date on which the person became an Access Person; and

iii.	The information in the annual report regarding Covered Securities must be current as of a date no more than 45 days before the report is submitted.

4.2 Contents of Initial and Annual Reports

The reports required in 4.1 shall include:

i.	The title and type of security and, as applicable, the exchange ticker symbol or cusip number of each Covered Security in which the Access Person has any direct or indirect Beneficial Ownership;

ii.	The number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect Beneficial Ownership;

iii.	The name of any broker, dealer, On-Line Lending Platform (in which the Access Person is an investor, not a borrower) or bank with which the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person; and

iv.	The date that the report is submitted by the Access Person.

4.3 Quarterly Reporting

Within 30 days after the end of a calendar quarter, an Access Person shall provide a report that identifies:

i.	Any transaction during the quarter in a Covered Security in which the Access Person had any direct or indirect Beneficial Ownership; and

ii.	Any new account established by the Access Person during the quarter in which any securities were held during the quarter for the direct or indirect benefit of the Access Person.

4.4 Contents of Quarterly Reports

Any quarterly report required by Section 4.3 shall include:

i.	With respect to any transaction:

a.	The title (and, as applicable, the exchange ticker symbol or cusip number) and number of shares, the interest rate and maturity date (if applicable) and the principal amount of the Covered Security involved;

b.	The date and nature of the transaction (e.g. purchase, sale or any other type of acquisition or disposition) of the Covered Security involved;

c.	The price of the Covered Security at which the transaction was effected;

d.	The name of the broker, dealer, On-Line Lending Platform (in which the Access Person is an investor, not a borrower) or bank with or through which the transaction was effected; and

e.	The date that the report is submitted by the Access Person.

ii.	With respect to any new account established by the Access Person during the quarter in which any securities were held during the quarter for the direct or indirect benefit of the Access Person: (a) the name of the broker, dealer, On-Line Lending Platform or bank with which the Access Person established the account; (b) the date the account was established and (c) the date that the report is submitted by the Access Person.

4.5 Exceptions from Reporting Requirements

i.	An Access Person need not make:

a.	Any report with respect to transactions effected for, and Covered Securities held in, accounts over which the Access Person has no direct or indirect influence or Control; or

b.	A quarterly report if the report would duplicate information contained in broker trade confirmations or account statements that a Fund holds in its records so long as the Fund receives such broker trade confirmations or account statements no later than thirty calendar days after the applicable calendar quarter.

ii.	A Disinterested Trustee need not make an initial report or annual report pursuant to Section 4.1.

iii.	A Disinterested Trustee will be required to file a quarterly transaction report with the Chief Compliance Officer of a Fund overseen by the Trustee, only if a Disinterested Trustee knew or, in the ordinary course of fulfilling his or her official duties as the Trustee, should have known that during the 15-day period immediately before or after the Trustee’s transaction in a Covered Security, such Fund purchased or sold the Covered Security, or the Fund or its Adviser considered purchasing or selling the Covered Security.

5. Administration of the Code

5.1 Delivery of Code of Ethics to Each Access Person

The Funds shall provide each Access Person with a copy of the Code and all amendments thereto.

5.2 Review of Reports and Certifications

The Chief Compliance Officer or designee shall review the reports submitted by each Access Person pursuant to the Code for any violations of the Code.

5.3 Annual Reports to the Board

i.	No less frequently than annually, each Fund’s Chief Compliance Officer shall furnish to the Board of the Fund, and the Board shall consider, a written report that:

a)	describes any issues arising under the Code or procedures since the last report to the Board, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and

b)	certifies that such Fund has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

ii.	No less frequently than annually, each Fund’s Chief Compliance Officer shall report to the Board of the Fund regarding:

a)	All existing procedures concerning personal trading activities and any procedural changes made during the past year;

b)	Any recommended changes to the Code or such procedures; and

c)	Any issues arising under the Code since the last report to the Board, including, but not limited to, information about any material violations of the Code and any sanctions imposed in response to any material violations.

5.4 Additional Actions by the Chief Compliance Officer

In addition, the Chief Compliance Officer will:

i.	Periodically remind the Trustees to file a quarterly transaction report, if the Trustee knew or, in the ordinary course of fulfilling his or her official duties as a Trustee, should have known that during the 15-day period immediately before or after the Trustee’s transaction in a Covered Security, a Fund overseen by the Trustee purchased or sold the Covered Security, or the Fund or its Adviser considered purchasing or selling the Covered Security; and

ii.	Escalate to Independent Trustee Counsel any matters that arise in the Chief Compliance Officer’s review of an Independent Trustee’s quarterly transaction report if filed pursuant to 4.3 of this Code.

5.5 Exemptions of Code Provisions

The Chief Compliance Officer or designee may exempt an Access Person from any of the requirements hereunder if he or she determines such an exemption would not have a material adverse effect on any Fund and provided it is in compliance with all applicable laws.

6. Amendments to the Code

The Code may be amended provided that any material change to the Code must be approved by each Board no later than six months after the material change is adopted, and further provided that any amendments to the Code that are proposed to a Board for approval must be accompanied by a certification from the Chief Compliance Officer that the Funds have adopted procedures reasonably designed to prevent Access Persons from violating the Code.

7. Books and Records

The Funds shall maintain and preserve:

(i) a copy of this Code (and any prior code of ethics that was in effect at any time during the past five years) in an easily accessible place for a period of not less than five years;

(ii) a record of any violation of this Code and of any action taken as a result of such violation in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurred;

(iii) a copy of each report made by an Access Person (or any other information provided in lieu of a report as permitted herein) submitted under this Code for a period of not less than five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;

(iv) a record of all persons, currently or within the past five years, who are or were required to make reports pursuant to this Code, or who are or were responsible for reviewing these reports, in an easily accessible place; and

(v) a copy of each report submitted to the Board pursuant to the provisions of this Code for at least five years after the end of the fiscal year in which such report was made (the first two years in an easily accessible place).

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